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                                  EXHIBIT 99.1

                    [IMPERIAL HOLLY CORPORATION LETTERHEAD]


NEWS                                                      FOR IMMEDIATE RELEASE


                IMPERLAL HOLLY CORPORATION ANNOUNCES SUCCESSFUL
                          COMPLETION OF TENDER OFFERS


SUGAR LAND, TEXAS--October 17, 1997--Imperial Holly Corporation ("Imperial Holly") (ASE: IHK) today announced the successful completion of the tender offer by a wholly owned subsidiary to purchase 50.1% of the outstanding shares of common stock of Savannah Foods & Industries, Inc. ("Savannah Foods") (NYSE:
SFI). As of 12:00 midnight, Now York City time, on Thursday, October 16th, the deadline for tendering shares, an aggregate of 25,327,485 shares of common stock of Savannah Foods were validly tendered, of which an aggregate of 3,364,562 had been tendered pursuant to notice of guaranteed delivery procedures. The tendered shares represent approximately 88.1% of the total outstanding shares of common stock of Savannah Foods on a fully diluted basis. Accordingly, the minimum share condition, which required that the tendered shares constitute not less than 50.1% of the outstanding shares of Savannah common stock has been satisfied. and Imperial Holly will accept and pay for 14,397,836 shares on a prorated basis of the shares tendered (which constitute 50.1% of the outstanding shares of Savannah common stock) at a price of $20.25 per share, net to the seller in cash, without interest.

     As previously announced, the remaining 49.9% of the shares of Savannah Foods common stock not tendered and purchased pursuant to the tender offer will be acquired in a subsequent merger transaction and converted into the right to receive, subject to stockholder elections and proration, either (i) $20.25 of Imperial Holly common stock, subject to a collar of $13.25 to $17.25 per share of Imperial Holly common stock, or (ii) $20.25 in cash. The total number of shares of Savannah Foods common stock to be converted into the right to receive Imperial Holly common stock will be equal to 30% of all shares of Savannah Foods common stock outstanding at the time of the merger (including the shares accepted and paid for in the tender offer), and the number of shares of Savannah Foods conunon stock to be converted into the right to receive cash in the merger will be equal to 19.9% of the shares of Savamah Foods common stock outstanding at the time of the merger (including the shares accepted and paid for in the tender offer). It is anticipated that the merger will be consummated before the end of January 1998. Holders of those shares of Savannah Foods common stock which were not tendered will have the opportunity to exercise appraisal rights if such holders follow the procedures set forth under Delaware law.

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October 17, 1997



     Imperial Holly also today announced that it has accepted for payment the 8% Senior Notes due 1999 validly tendered pursuant to its tender offer and consent solicitation regarding this issue. The tender offer expired at 12:00 midnight, New York City time, on Thursday, October l6th. An aggregate of $75,371,000 principal amount of Senior Notes (representing 92.9% of the $81,172,000 principal amount of Senior Notes outstanding) were accepted for payment.

     Imperial Holly has entered into a supplemental indenture to the indenture governing the Senior Notes incorporating amendments to which tendering holders consented. These amendments eliminate certain covenants of the indenture. As a result, the holders of untendered Senior Notes will be bound thereby.

     Imperial Holly Corporation, a major marketer of cane and beet sugar in the western United States headquartered in Sugar Land, Texas, near Houston, operates a cane refinery and eight sugar beet factories located in Montana, Wyoming, Texas and California.

     Contact:  Karen Mercer, Imperial Holly Corporation - 281/491-9181.

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